Exhbiit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS THIRD QUARTER 2017 RESULTS

BOSTON, November 9, 2017 – Plymouth Industrial REIT, Inc. (NYSE America: PLYM) (the “Company”) today announced its consolidated financial results for the quarter ended September 30, 2017 and other recent developments. A comparison of the reported amounts per share for the third quarter of 2017 to prior-year periods has been affected by an increase in the common stock outstanding resulting from the completion of, and the use of proceeds from, the Company’s initial public offering (the “IPO") in June 2017, as discussed below.

Highlights

•	During the third quarter of 2017, closed on the acquisition of nine properties with 18 buildings totaling 1.8 million square feet for total consideration of $58.1 million, including $8.0 million in operating partnership units, in five separate transactions.
•	Reported results for the third quarter of 2017 attributable to common stockholders of net loss of $(0.74) per weighted average common share; Funds from Operations (“FFO”) of $0.18 per weighted average common share; and Adjusted FFO (“AFFO”) of $0.14 per weighted average common share.
•	Declared a regular quarterly cash dividend of $0.375 for the third quarter of 2017.
•	On October 25, 2017, closed on a public offering of 1,800,000 shares of 7.50% Series A Cumulative Redeemable Preferred Stock, resulting in gross proceeds of $45.0 million, before deducting underwriting discounts and estimated offering expenses payable by the Company.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “In our first full quarter as a public company, we have continued to do exactly what we committed to – source attractive acquisitions at strong initial yields with undermarket rents, lease up the properties to drive both rental growth and NOI as well as build the acquisition pipeline. The strong fundamentals in our markets, combined with disciplined capital allocation, provide a solid foundation for executing this strategy. We expect the recent preferred offering and availability on our credit facility to enable us to aggressively pursue several one-off and portfolio acquisitions that are currently in various stages of negotiation.

“Consistent with our original expectations, the third quarter results demonstrated the incremental benefits of over $58 million in new acquisitions. We expect the fourth quarter will fully reflect the growth in the portfolio as net loss attributable to common stockholders narrows slightly compared with the third quarter while NOI, EBITDA, FFO and AFFO should all increase considerably in the fourth quarter on a sequential basis.”

Financial Results for the Third Quarter of 2017

The completion of the IPO on June 14, 2017 provided the Company with a meaningfully different capital structure compared to the prior-year period. The Company believes the use of IPO proceeds and related higher share count, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended September 30, 2017 was $2.7 million, or $(0.74) per weighted average common share outstanding, compared with a net loss attributable to common stockholders of $11.7 million, or $(35.28) per weighted average common share, for the same period in 2016.

Consolidated total revenues for the quarter ended September 30, 2017 were $6.6 million, compared with $5.1 million for the same period in 2016.

Net operating income (NOI) for the quarter ended September 30, 2017, was $4.3 million compared with NOI of $3.6 million for the same period in 2016.

EBITDA for the quarter ended September 30, 2017, was $3.3 million compared with $2.6 million for the same period in 2016.

FFO for the quarter ended September 30, 2017 was $0.6 million, or $0.18 per weighted average common share, compared with $(8.7) million, or $(26.22) per weighted average common share, for the same period in 2016, primarily as a result of significantly lower non-cash interest expense compared with 2016 due to the recapitalization in October 2016 and the IPO in June 2017.

AFFO for the quarter ended September 30, 2017 was $0.5 million, or $0.14 per weighted average common share, compared with $(8.8) million, or $(26.45) per weighted average common share, for the same period in 2016, primarily as a result of significantly lower non-cash interest expense compared with 2016 due to the recapitalization in October 2016 and the IPO in June 2017.

Investment Activity

As of September 30, 2017, the Company had real estate investments comprised of 29 industrial properties totaling 5.8 million square feet with occupancy of 97.0%. The following summarizes the Company’s investment activity during the third quarter of 2017:

•	On July 20, 2017, the Company completed the acquisition of a five-property portfolio consisting of six Class A and Class B industrial buildings totaling 667,000 square feet in South Bend, Indiana for $26.0 million in cash at an initial yield of 9.2%.
•	On August 11, 2017, the Company completed the acquisition of two Class B industrial buildings totaling 606,871 square feet in Indianapolis, Indiana for total consideration of $16.875 million, including $8.8 million in cash and the issuance of 421,438 units of Plymouth’s Operating Partnership valued at $19.00 per share. The properties are expected to generate an initial yield of 8.5%.
•	On August 16, 2017, the Company completed the acquisition of the 235,066-square-foot, eight-building Airport Business Park in Memphis for $7.8 million in cash at an initial yield of 10.5%
•	On August 16, 2017, the Company completed the acquisition of a 121,440-square-foot warehouse in Columbus, Ohio for $3.7 million in cash at an initial yield of 8.2%.
•	On September 8, 2017, the Company completed the acquisition of a 132,000-square-foot industrial building in Memphis, Tennessee for $3.7 million in cash. The property is expected to provide an initial yield of 8.6%.

Capital Markets Activity

On October 25, 2017, the Company closed its underwritten public offering of 1,800,000 shares of its 7.50% Series A Cumulative Redeemable Preferred Stock.

On August 11, 2017, the Company closed on a $35.0 million senior secured revolving credit facility with KeyBank National Association. The new facility matures in August 2020 and has one 12-month extension option. The credit facility, which has an accordion feature that allows total borrowing capacity under the facility to be increased up to $75 million, bears interest at LIBOR plus a margin between 250 and 350 basis points, depending on the Company’s leverage. The Company had $10.0 million of availability on the credit facility as of September 30, 2017.

On June 14, 2017, the Company completed the IPO in which it issued 2,900,000 shares, and on July 12, 2017, issued an additional 160,000 shares pursuant to the underwriters’ exercise of their over-allotment option.

Quarterly Distributions to Common Stockholders

On September 14, 2017, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.375 per share for the third quarter of 2017. The dividend was payable on October 31, 2017, to stockholders of record on September 30, 2017.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Friday, November 10, 2017 at 10:00 a.m. Eastern Time. The number to call for this interactive teleconference is (412) 902-6510. A replay of the call will be available through November 17, 2017, by dialing (412) 317-0088 and entering the replay access code, 10113836.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016
Assets
Real estate properties	$190,135	$139,086
Less accumulated depreciation	(22,094)	(16,027)
Real estate properties, net	168,041	123,059

Cash	6,473	941
Restricted cash	878	6,353
Cash held in escrow	3,467	2,907
Deferred lease intangibles, net	16,446	10,533
Other assets	2,286	1,953
Total assets	$197,591	$145,746

Liabilities and Equity (Deficit)
Liabilities:
Senior secured debt, net	116,547	116,053
Mezzanine debt to investor, net	29,346	29,262
Borrowings under line of credit, net	23,303	—
Deferred interest	765	207
Accounts payable, accrued expenses and other liabilities	7,476	5,352
Deferred lease intangibles, net	1,911	1,405
Redeemable preferred member interest in subsidiary	—	31,043
Total	179,348	183,322

Equity (Deficit):
Plymouth Industrial REIT, Inc. Stockholders' Equity (Deficit):
Preferred stock, $0.01 par value; 100,000,000 shares authorized; none issued and outstanding.
Common stock, $0.01 par value: 900,000,000 shares authorized; 3,812,886 and 331,965 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	39	3
Additional paid in capital	125,231	12,477
Accumulated deficit	(114,789)	(110,506)
Total Plymouth Industrial REIT, Inc. stockholders' equity (deficit)	10,481	(98,026)
Non-controlling interest	7,762	60,450
Total equity (deficit)	18,243	(37,576)
Total liabilities and equity (deficit)	$197,591	$145,746

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Nine Months		For the Three Months
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016

Rental revenue	$16,407	$14,629	$6,442	$4,949
Other income	226	119	224	114
Total revenues	16,633	14,748	6,666	5,063

Operating expenses:
Property	5,084	4,364	2,159	1,496
Depreciation and amortization	9,056	8,796	3,499	2,885
General and administrative	3,159	2,653	1,224	933
Acquisition costs	86	33	4	—
Total operating expenses	17,385	15,846	6,886	5,314

Operating loss	(752)	(1,098)	(220)	(251)

Other expense:
Interest expense	(8,362)	(36,087)	(2,619)	(11,460)
Total other expense	(8,362)	(36,087)	(2,619)	(11,460)

Net loss	$(9,114)	$(37,185)	$(2,839)	$(11,711)

Net loss atttibutable to non-controlling interest	$(4,831)	$—	$(157)	$—

Net loss attributable to Plymouth Industrial REIT, Inc.	$(4,283)	$(37,185)	$(2,682)	$(11,711)

Net loss per share attributable to Plymouth Industrial REIT, Inc. common stockholders	$(2.61)	$(112.01)	$(0.74)	$(35.28)

Weighted-average common shares outstanding basic and diluted	1,642,394	331,965	3,636,023	331,965

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
NOI:	2017	2016	2017	2016
Net loss	$(2,839)	$(11,711)	$(9,114)	$(37,185)
General and administrative	1,224	933	3,159	2,653
Acquisition expense	4	—	86	33
Interest expense	2,619	11,460	8,362	36,087
Depreciation and amortization	3,499	2,885	9,056	8,796
Other expense (income)	(224)	—	(226)	—
NOI	$4,283	$3,567	$11,323	$10,384

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
EBITDA:	2017	2016	2017	2016
Net loss	$(2,839)	$(11,711)	$(9,114)	$(37,185)
Depreciation and amortization	3,499	2,885	9,056	8,796
Interest expense	2,619	11,460	8,362	36,087
EBITDA	$3,279	$2,634	$8,304	$7,698

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
FFO:	2017	2016	2017	2016
Net loss	$(2,839)	$(11,711)	$(9,114)	$(37,185)
Depreciation and amortization	3,499	2,885	9,056	8,796
Stock based compensation	207	—	242	—
Gain on disposition of equity investment	(224)	(3)	(224)	(3)
Adjustment for unconsolidated joint ventures	—	126	—	367
FFO	$643	$(8,703)	$(40)	$(28,025)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
AFFO:	2017	2016	2017	2016
FFO	$643	$(8,703)	$(40)	$(28,025)
Amortization of above or accretion of below market lease rents	(89)	(88)	(256)	(263)
Acquisition costs	4	—	86	33
Distributions	—	81	—	142
Straight line rent	(32)	(71)	(108)	(228)
AFFO	$526	$(8,781)	$(318)	$(28,341)